Exhibit 10.1

July 29, 2008

Mr. Chris Ayers

16311 Kyle Crest Trail

Cypress, Texas 77433

Re:	Final Separation Agreement

Dear Chris:

As we have discussed, you have informed us that you wish to resign your employment with Wyman-Gordon. In order to facilitate an amicable separation and to assist you in this period of transition, Wyman-Gordon is offering you the severance arrangement set forth in this Separation Agreement (the “Agreement”).

1.	Employment Continuation.

Effective July 25, 2008, you resigned as an officer of Precision Castparts Corp. (“PCC”) and as a director and officer of the subsidiaries for which you serve as a director or officer. Upon execution of this Agreement, PCC will cause Wyman-Gordon Forgings, Inc. (“Wyman-Gordon”) to continue your employment from July 25, 2008 through December 31, 2008 (the “Termination Date”), subject to earlier termination pursuant to paragraph 7, below (the “Continuation Period”). You will have no formal duties or authorities during the Continuation Period to PCC and any of its subsidiaries or affiliates (hereafter collectively referred to as the “Company”) except to make yourself available upon request of your successor or Mark Donegan to provide information or assistance as they reasonably determine, and to fulfill such reasonable requests in a professional and workmanlike manner and in compliance with Company policies.

2.	Resignation of Officer and Director Positions.

You have agreed to resign your positions as an officer of PCC and as an officer and director of the Company, such resignations to be effective July 25, 2008.

3.	Wages and Benefits.

(A) You will receive your current salary and benefits (defined as health, life and disability insurance coverage, 401(k) participation, your current company-leased vehicle and Employee Stock Purchase Plan participation; hereafter the “Benefits”) during the Continuation Period, except that you agree (i) you will not be eligible to receive a bonus in respect of fiscal 2009, (ii) you will not be eligible for additional option grants in fiscal 2009, (iii) during the

Mr. Chris Ayers

July 29, 2008

Final Separation Agreement

Continuation Period you will use any accrued vacation time you have as of the date of this Agreement; (iv) you will not accrue any vacation or sick leave during the Continuation Period; and (v) you agree that the change of control agreement between you and the Company dated May 2, 2005 is terminated in full as of July 25, 2008.

(B) Your existing group health insurance coverage continues through the end of the last month of your employment. After that time, you may be eligible for continuation coverage under a federal law that is referred to as “COBRA.” Further information concerning COBRA coverage options and rates will be provided to you in separate correspondence. COBRA coverage may be available to you at your own expense regardless of whether you enter into this Agreement.

(C) As a terminating employee, you should be aware that your Company-provided basic life insurance coverage will end on the last day of the month in which your employment terminates. You may have certain rights to convert to an individual life policy. Further information regarding conversion of your life insurance benefits to an individual policy is provided by the Company’s life insurance carrier. In addition, your long-term disability insurance coverage ends when your employment terminates. You will retain any vested rights you may have under the Company 401(k) Plan. Your rights and benefits are governed by the terms of that Plan. You can contact Fidelity direct at 1-800-835-5095 to request a distribution, if you wish. Alternately, you may leave your account balance in place with our plan under Fidelity.

(D) The amounts in your account under the PCC Executive Deferred Compensation Plan will be paid to you pursuant to the provisions of such plan. Please refer to the plan at http://www.sec.gov/Archives/edgar/data/79958/000119312508124576/dex1015.htm for more details. You have vested accrued retirement benefits under the Wyman-Gordon Company Retirement Income Plan (the “Wyman-Gordon Retirement Plan”) and under the Precision Castparts Corp. Retirement Plan (the “PCC Retirement Plan”). Your rights and benefits are governed by the terms of each plan. Under those plans, written statements describing vested accrued benefits are routinely sent after employment termination, participants’ benefit payments ordinarily start at normal or early retirement age and pre-retirement death benefits may be payable. Your age and service combined are not sufficient to qualify for any vested accrued benefit under the Precision Castparts Corp. Supplemental Executive Retirement Program – Level One Plan Ongoing (“SERP”). Upon employment termination, your SERP participation will end with no benefit payable. If you have any questions about these plans, you can contact Tammy Aber (Wyman-Gordon Retirement Plan) at 281-856-3207, Beth Wachtman (PCC Retirement Plan) at 503-772-6628 or Steve Blackmore (SERP) at 503-417-4808.

(E) We agree that during the Continuation Period you will not be subject to PCC’s Stock Ownership Guidelines or its Pre-Clearance and Blackout Period Procedures. Please be aware that these are internal guidelines and have no impact on laws governing insider trading which you will be subject to so long as you have material nonpublic information about the

Mr. Chris Ayers

July 29, 2008

Final Separation Agreement

Company. Also note that you are currently subject to Section 16(b) of the Securities Exchange Act of 1934 which has provisions on “short swing” profits. Depending on your trading activity, Section 16(b) may or may not be an issue for you. You should consult your advisors on the matter.

4.	Confidential Information.

You acknowledge and re-affirm as a term of this Agreement, your continuing obligations to the Company pursuant to the Employee Agreement which you entered into on January 30, 2003 and the Non-Disclosure and Inventions Agreement which you entered into on July 13, 1999. A copy of those Agreements is enclosed and they are incorporated by reference into this Agreement. You further acknowledge that you have a duty as a former officer and employee of the Company to keep confidential all proprietary or confidential information obtained by you during the course of your employment with the Company. During the course of your employment, you have had access to and have used substantial amounts of Company confidential and proprietary information, including, but not limited to, manufacturing processes and procedures, customer information, strategic planning information, acquisition planning and strategy information, human resources information, company policies, procedures and objectives, Company financial information and other Company operating information. This information is considered also to be trade secrets of the Company. Accordingly, you agree to maintain the confidentiality of all such information when you leave the Company’s employment. You understand that your disclosure of this information to anyone may subject you and any other user of that information to legal and equitable claims by the Company. You agree to maintain all such information on a confidential basis and not to disclose it to any person except when required by law, e.g., upon subpoena by a government agency. You agree to promptly notify the Company or its attorneys whenever you receive a summons, subpoena, or other request for such information and to allow the Company reasonable time to contest the disclosure of such information before any required disclosure is made.

5.	Cooperation; Non-solicitation, Non-disparagement and Non-competition.

You have requested and the Company has agreed to formulate the separation arrangement set forth in this Agreement on terms that will permit you to remain as an employee of Wyman-Gordon through the November 2008 vesting dates under the 2001 Stock Incentive Plan to which you are a party. All outstanding options will continue to be governed by the terms of your stock option award agreements and the 2001 Stock Incentive Plan. Please refer to the plan at http://www.sec.gov/Archives/edgar/data/79958/000104746904020259/a2138155zex-10_14.htm for additional information. We estimate that the value of the option and salary and benefit continuation provisions of this Agreement (the “Consideration”) will amount to approximately $2 million, assuming the price of PCC’s common stock is the same when you exercise your November 2008 vesting options as it is on the date of this Agreement. The Company’s agreement to continue your employment during the Continuation Period is made in exchange for your agreements as follows:

Mr. Chris Ayers

July 29, 2008

Final Separation Agreement

(A) You agree that, if requested by the Company, you will cooperate and provide truthful information and assistance to the Company in connection with matters about which you have knowledge or in defense of threatened, ongoing or future litigation, claims, administrative or arbitration proceedings against the Company.

(B) You agree that you will not, directly or indirectly, on behalf of yourself or any business, person or entity whatsoever and in any capacity whatsoever solicit or encourage any employees of the Company to leave employment or take away the employment of any employees of the Company during the period from the date of this Agreement until the date that is two years from the date you cease to be an employee of Wyman-Gordon (the “Non-solicitation Period”). You understand that doing so will constitute a material breach of this Agreement.

(C) You agree that during the Non-solicitation Period you will not in any way disparage or harm the name or reputation of the Company or its past or present officers, directors, employees, or agents in either their personal or official capacities. You understand that doing so will constitute a material breach of this Agreement. The Company agrees that during the Non-solicitation Period its officers, directors and executive management will not in any way disparage or harm your reputation in any way.

(D) You agree that for a one-year period after the Termination Date (hereafter the “Restricted Period”), you will not, directly or indirectly engage in, carry on, or provide services to (paid or unpaid) or otherwise assist or be interested economically in a Competitive Business (including any business in formation or planning) within the Restricted Territory, including by serving as officer, director, manager, employee, consultant, recruiter, owner, partner, stockholder, joint venturer, member or principal, or in any other similar capacity whatsoever, for any such person or entity. The foregoing sentence shall not prohibit you from holding in the aggregate up to five percent (5%) of any securities of a company that is quoted on a recognized stock exchange or automated quotation system. You acknowledge and agree that your performance of services in relation to any Competitive Business during the Restricted Period would inevitably require you to use and/or disclose Company confidential and/or proprietary information.

(i) For purposes hereof, “Competitive Business” means the following companies including their parents, subsidiaries and affiliates during the Restricted Period:

Alcoa

Allegheny Technologies

Carpenter Technologies

Carlton Forge

Chromalloy

Doncasters

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July 29, 2008

Final Separation Agreement

Firth Rixson

General Electric

Honeywell

Ladish

Lockheed Martin

Rolls Royce

Shultz Steel

The Carlyle Group

Timet

United Technologies

With respect to General Electric, Honeywell and United Technologies, this non-competition provision shall not prohibit you from becoming employed by or associated with any subsidiary, division or business unit of these three entities which is not involved in the aerospace casting or forging, energy, power generation or gas turbine business, so long as in your employment or association you have no involvement whatsoever in any such business during the Restricted Period. With respect to The Carlyle Group, this non-competition provision shall not prohibit you from becoming employed by or associated with this entity or any of its portfolio companies (excluding Chromalloy which is specifically included in the list above) during the Restricted Period so long as you have no involvement whatsoever in any business (including the formation, planning, acquisition or investment in any business) that competes, or could compete, with the Company’s Business as defined in (ii) below.

(ii) For purposes hereof, “Restricted Territory” means any geographic area in which the Company conducted Business in fiscal 2008; “Business” means aerospace casting or forging, energy, power generation or gas turbine business (including but not limited to manufacturing, sales and raw material supply activities) of the Company in fiscal 2008.

(iii) You acknowledge and understand that a violation of this section D will constitute a material breach of this Agreement.

6.	Enforcement and Remedies.

(A) You acknowledge that the Company’s remedy at law for any actual or threatened breach of your obligations of confidentiality, cooperation, non-solicitation, non-

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July 29, 2008

Final Separation Agreement

disparagement and non-competition under this Agreement would be inadequate and that the Company will, in addition to whatever remedies it may have at law or in equity under this Agreement, be entitled to immediate injunctive relief from actual or threatened breach of this Agreement.

(B) You acknowledge that you will receive consideration from the Company, including but not limited to the Consideration, in exchange for your agreements set forth in paragraphs 4 and 5. You further acknowledge that the Company will incur harm as a result of any breach by you of these agreements and the Company shall be entitled to recover its damages suffered as a result of any breach. Without limiting the right to recover any actual damages suffered in excess of such amount, you agree that if you breach any provision of Paragraphs 4 or Section 5 (B), (C) or (D) above, you will promptly pay back to the Company the economic consideration (including the Consideration) you received during the Continuation Period.

(C) If the final judgment of a court of competent jurisdiction declares that any term or provision of Paragraphs 4, 5 or 6 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

7.	Exclusive Employment and Early Termination.

You may resign your employment with the Company at any time during the Continuation Period, at which time your salary and Benefit continuation will end. The Company acknowledges that during the Continuation Period you may seek alternative employment. You agree that you will notify PCC at such time as you agree to future employment, and that you will not commence employment during the Continuation Period without first notifying PCC. If you accept alternate employment during the Continuation Period, your salary and Benefit continuation will end upon the commencement of your new employment. The Company may terminate your employment with Wyman-Gordon at any time during the Continuation Period in the event that you violate this Agreement. Any termination of employment during the Continuation Period shall result in a corresponding termination of salary and Benefits applicable to the remaining portion of the Continuation Period. If your employment terminates before the November 2008 vesting dates, the options that would otherwise vest will expire. The remaining provisions of this Agreement shall survive any termination of employment.

8.	Mutual Release of Claims.

In exchange for the promises and consideration described in this Agreement, the parties hereby fully release and forever discharge each other and the Company’s parents, subsidiaries, affiliated and related entities, and all such entities’ officers, directors, employees, agents, joint venturers, insurers and assigns, from any and all claims, demands, actions, suits, causes of

Mr. Chris Ayers

July 29, 2008

Final Separation Agreement

action, debts, accounts or controversies of any nature whatsoever, known or unknown, that each has, or may have, against each other or any of these related entities up to and including the date you sign this Agreement.

This release includes, without limitation, all claims arising out of, or in any way related to, your employment by the Company and the termination of that employment, and all claims for additional wages, commissions, penalties, severance compensation, interest or other compensation or reimbursement of any kind. This release also includes, but is not limited to, all claims under any state, federal or local law or other authority, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988); the Civil Rights Act of 1991; the Equal Pay Act; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Rehabilitation Act of 1973; §§ 503 and 504 of the Vocational Rehabilitation Act; the Americans with Disabilities Act; the Uniform Services Employment and Reemployment Rights Act; the Davis-Bacon Act; the Walsh-Healey Act; the Employee Retirement Income Security Act; the Contract Work Hours and Safety Standards Act; Executive Order 11246; and all state, local or municipal laws or regulations. This release also includes all claims of any kind under any contract, tort or other legal, equitable or statutory theories.

This release means that the parties are waiving their right to assert legal claims against each other relating to your employment and the termination of your employment. However, nothing in this Agreement, including this release, shall affect any right to challenge the enforceability of this Agreement.

9.	Acknowledgements and Additional Information.

The Company recommends that you review this Agreement with an attorney of your choice at your own expense. You acknowledge that this Agreement provides compensation and benefits to which you would not otherwise be legally entitled. You also acknowledge and represent that you have read and understand the contents of this Agreement, and that the Agreement includes a release and waiver of legal claims you may have.

10.	Arbitration, Choice of Law and Venue.

Any claims or disputes arising under this Agreement or related to your employment or termination of employment, shall be submitted to final and binding arbitration pursuant to a mutually agreed upon arbitration service. This Agreement is governed by the laws of the State of Texas. The choice of venue for the resolution of any dispute is Houston, Texas.

Mr. Chris Ayers

July 29, 2008

Final Separation Agreement

11.	Return of Company Property.

You acknowledge and represent that within 5 calendar days of signing this Agreement, you will have returned all Company property in your possession or control including, without limitation, all office keys, security passes, laptop computers and computer equipment, cell phone, palm pilot, computer passwords, email and voice mail passwords, Company-issued credit or calling cards, and all Company documents, account files, customer and product lists and information, supplies and any other property belonging to the Company. You agree to return the company-leased vehicle at the end of the Continuation Period.

12.	Entire Agreement.

This Agreement contains the entire agreement between you and the Company concerning the terms of the termination of your employment relationship with Wyman-Gordon. You acknowledge that no representations or inducements have been made to you by the Company or any representative of the Company in connection with this Agreement other than those set forth in the Agreement. The terms of this Agreement are contractual and not mere recitals.

To accept the terms of this Agreement, please sign and return this document to me.

Sincerely,

/S/ ROGER A. COOKE
Roger A. Cooke Vice President, Regulatory and Legal Affairs Precision Castparts Corp.

I have carefully read and understand all of the terms of this Agreement. I understand that this is a binding legal contract that contains a release and waiver of legal claims I may have against the Company. I voluntarily enter into this Agreement in exchange for the benefits that are provided to me under this Agreement.

Accepted:	/S/ CHRIS AYERS
Chris Ayers

Date:	July 29, 2008